Exhibit 99.1

MEMORANDUM Human Resources Department

TO:	Board of Directors and Executive Officers

FROM:	Tim Crow Executive Vice President—Human Resources

CC:	Jack VanWoerkom Executive Vice President—General Counsel and Corporate Secretary

RE:	Regulation BTR Trading Restrictions

DATE:	July 13, 2007

Directors and executive officers may be prevented from buying or selling the Company’s common stock from the close of market on August 15, 2007 through the week ending August 31, 2007. This is due to a “blackout period” affecting participants in The Home Depot FutureBuilder and The Home Depot FutureBuilder For Puerto Rico during that period caused by our self tender offer. Following is further explanation of this matter. If you have any questions, please feel free to call either Jack or me.
Section 306(a) of the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR generally prohibit directors and executive officers from purchasing or selling the Company’s common stock during a retirement plan “blackout period.” A blackout period will occur for plan participants in who tender plan shares pursuant to the tender offer commenced by The Home Depot, Inc. (the “Company”) on July 10, 2007. To administer the tender of plan shares, the plan administrator must freeze the tendering participant’s Home Depot Stock Fund account for a short period of time after tender and until tender proceeds are received and deposited into the participant’s account. During this period, tendering participants will be unable to engage in transactions, such as obtaining loans or distributions from, or diversifying or otherwise changing, the portion of their account balances invested in the Company’s common stock.
Applicable law requires that we impose trading restrictions on directors and executive officers during the plan blackout period if 50% or more of plan participants who hold shares of the Company’s common stock elect to tender shares. Although we are unable to gauge at this time whether 50% or more of plan participants who hold shares of our common stock will actually participate in the tender offer (and thus actually trigger the imposition of this mandatory trading restriction period), we are required nevertheless to plan for the institution of trading restrictions during the blackout period as set forth in this memorandum. If fewer than 50% of the plan participants who hold shares of our common stock actually elect to participate in the tender offer, we will notify you promptly, and in such a case no trading restrictions will actually be implemented.
If we are required to implement trading restrictions, whether or not you participate in the plans, your ability to exercise and/or receive stock options or other equity awards or otherwise trade in the Company’s common stock held outside of the plans will be restricted during the plan blackout period. Specifically, you will be prohibited from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security that you acquired in connection with service or employment as a director or employee of the Company (or any successor or subsidiary corporation).
As noted above, the plan blackout period, and therefore any period of trading restrictions for the Company’s directors and executive officers, is expected to begin as of the close of market on August 15, 2007 and is

Board of Directors and Executive Officers
July 13, 2007

expected to end on the next business day after the Company gives notice to the public of the price that it will pay for the tendered shares, which is expected to occur during the week of August 27, 2007. You will be notified directly in the event that there are changes to these dates.
The trading restrictions do not apply to securities of the Company that were not acquired in connection with your service as a director or employee. However, you should note that there is a rebuttable presumption that any securities sold during the plan blackout and trading restrictions period are not exempt from the rule (i.e., you will bear the burden of proving that the securities were not “acquired in connection with service or employment”). In addition, the SEC’s rules provide a limited number of exemptions from the trading restriction, most notably these include bona fide gift transactions and purchases or sales under qualified “10b5-1 plans.” We strongly recommend that you consult with us before entering into any transaction in the Company’s common stock during the plan blackout and trading restrictions period.
If trading restrictions are not implemented, or after the blackout and trading restrictions period ends, you will be permitted to resume transactions in the Company’s common stock subject to the requirements of the Company’s Insider Trading Policy. Once we know how many plan participants have tendered shares, we will promptly notify you whether or not trading restrictions will be required.
Should you have any questions in the interim regarding the blackout period and related trading restrictions, please do not hesitate to contact either me at 770-384-2328 or Jack VanWoerkom at 770-384-5535, or to either of us by mail at The Home Depot, 2455 Paces Ferry Road, Atlanta, Georgia 30339.